EXHIBIT 3.7

OPERATING AGREEMENT
OF

AFFINITY GAMING BLACK HAWK, LLC

Dated as of October 27, 2011

OPERATING AGREEMENT
OF
AFFINITY GAMING BLACKHAWK, LLC

This OPERATING AGREEMENT (this "Agreement"), dated as of October 27, 2011 (the "Effective Date"), is made by Affinity Gaming, LLC, a Nevada limited liability company ("AG LLC"), as the sole member of the Company. For purposes of this Agreement, the term "Member" shall refer only to AG LLC.

ARTICLE I
GENERAL

1.1    Formation. The Member has formed a limited liability company under the Colorado Limited Liability Company Act, as amended (the "Act"). The name of the limited liability company shall be Affinity Gaming Black Hawk, LLC (the "Company").

1.2    Articles of Organization. The Board of Managers (as defined in Section 5.1 below) has caused articles of organization of the Company, which comply with the requirements of the Act, to be filed with the Colorado Secretary of State. The Board of Managers shall execute such further documents (including amendments to the articles of organization) and take such further action as shall be appropriate or necessary to comply with the requirements of law for the qualification and operation of a limited liability company in all jurisdictions where the Company elects to carry on its business.

1.3    Purpose and Power. The purpose and business of the Company shall be (i) to invest in, acquire, own, manage, operate and maintain a limited gaming establishment in Black Hawk, Colorado known as "Golden Gates", "Golden Gulch" and "Golden Mardi Gras" (collectively, the "Project"); (ii) in connection with the Project, to buy, take, lease, borrow, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, improve, develop, lease, manage, dispose of, pledge or mortgage real or personal property, or any interest therein or any services associated therewith; (iii) to obtain financing and refinancing to accomplish the business of the Company; (iv) engage in such other awful activities as the Member deems desirable, and (vii) do any and all other things necessary, desirable or incidental to the foregoing purposes. Furthermore, the Company shall have all of the powers of a limited liability company conferred by the Act.

1.4    Term. The Company shall have perpetual existence and shall continue until it is dissolved by the written consent of the Member. Upon the dissolution or termination by the Member, its legal representative or successor shall become a member of the Company and shall exercise all rights and powers conferred upon the Member by this Agreement.

1.5    LLC Agreement. To the full extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

1.6    Office; Agent.

(a)    The principal office of the Company shall be at 3440 W. Russell Road, Las Vegas, NV 89118. The principal office may be changed by the Board of Managers from time to time in accordance with the applicable provisions of the Act and any other applicable law. The Board of Managers shall promptly notify the Member of any change in such principal office.

(b)    The location of the registered office of the Company shall be at 3440 W. Russell Road, Las Vegas, NV 89118, and the registered agent for service of process on the Company at such registered office shall be CT Corporation, whose address is 1675 Broadway, Suite 1200, Denver, CO 80202.

1.7    Additional Members. Additional Members shall be admitted by written amendment of this Agreement executed by the Member.

ARTICLE II
CAPITAL CONTRIBUTIONS

2.1    Initial Capital Contribution. As its initial capital contribution to the Company, the Member has contributed to the Company the amounts, property or services set forth in Schedule 2.1 attached hereto.

2.2    Additional Capital Contributions. The Member may, but shall not be required to, make additional capital contributions to the Company.

2.3    Member Loans and Other Debt. The Company may borrow funds from any source, including the Member. Any loan made by the Member to the Company shall be represented by a promissory note and shall be payable out of the first available funds, including proceeds from the sale of all or any portion of the assets of the Company.

2.4    Return of Capital Contributions. Capital contributions shall be expended in furtherance of the business of the Company. All costs and expenses of the Company shall be paid from its funds. No interest shall be paid on capital contributions. No Manager shall have any personal liability for the repayment of any capital contribution to the Member.

2.5    Enforcement of Capital Contribution Obligations. Except as expressly agreed in writing by the Member, no person other than a Member shall have the right to enforce any obligation the Member may undertake to contribute capital to the Company, and specifically, no lender or other third party shall have any such right.

ARTICLE III DISTRIBUTIONS

The Company may make distributions of cash or other assets of the Company to the
Member at such times and in such amounts as the Board of Managers shall determine.

ARTICLE IV
ALLOCATION OF PROFIT AND LOSS

4.1    Determination of Profit and Loss. Profit or loss shall be determined on an annual basis and for such other periods as may be required.

4.2    Allocation of Profit and Loss. The Company is and at all times shall be a business entity that, solely for federal income tax purposes, is disregarded as an entity separate from its owner. All items of Company profit, loss, income, gain, loss, deduction and credit shall, for federal income tax purposes, be attributed to the Member.

ARTICLE V MANAGEMENT

5.1     Management Authority.

(a) Management of the Company shall be vested in the persons appointed by the Member as the "Board of Managers" of the Company. Initially, the Board of Managers shall be David D. Ross, Ferenc B. Szony, J. Christopher Krabiel, and Marc H. Rubinstein (each, a "Manager"). The Board of Managers shall have the power and authority to conduct the business of the Company and are hereby expressly authorized on behalf of the Company to make all decisions with respect to the Company's business and to take all actions necessary to carry out such decisions and to sign all documents executed on behalf of the Company. Any decision by the Board of Managers shall be made by a majority vote.

(b)    Subject to the authority expressly granted in Section 5.l(a), the Board of Managers may from time to time appoint and delegate its authority to individuals designated as officers of the Company, which officers shall have only the power and authority granted to them by the Board of Managers, and the Board of Managers may from time to time remove any such officer or officers so appointed. No delegation of authority by the Board of Managers under this Section 5.1 shall relieve the Board of Managers of its responsibilities.

(c)    All documents executed on behalf of the Company need only be signed by any one Manager or the authorized officer of the Board of Managers. An officer appointed pursuant to this Section 5.1 may sign those documents that relate to the power and authority granted to such officer by the Board of Managers.

(d)    Any action permitted or required by the Act, the articles of organization of the Company, or this Agreement to be taken at a meeting of the Board of Managers may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, is signed by a majority of the Managers. Such consent shall have the same force and effect as a vote of a majority of the Managers taken at a meeting and may be stated as such in any document or instrument filed with the Colorado Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board of Managers.

5.2    Tenure and Qualifications. A Manager shall hold office until the Manager resigns, dissolves, dies, becomes bankrupt or incompetent, or is removed by the Member. If a

Manager or its successor resigns, dissolves, dies, becomes bankrupt or incompetent, or is removed by the Member, the Member may elect someone else to fill the vacancy and serve as Manager on the Board of Managers.

5.3    Reliance by Third Parties. No third party dealing with the Company shall be required to ascertain whether the Manager is acting in accordance with the provisions of this instrument. All third parties, other than a third party who is an affiliate of a Manager, may rely upon a document signed by the Manager as binding the Company. If a Manager acts without authority, the Manager shall be liable to the Member for all damages arising out of its unauthorized actions.

5.4    Transactions Between Company and Board of Managers. The Company may contract and deal with the Board of Managers, or any person or entity affiliated with the Board of Managers, provided that such contracts and dealings are fully disclosed in advance to the
Member and approved by the Member.

5.5    Exculpation. The Board of Managers shall have no liability under a judgment, decree, or order of a court, or in any other manner, for any debt, obligation, or liability of the Company. The Company shall indemnify and hold harmless the Board of Managers, its agents, and employees against and from any personal loss, liability, or damage incurred in the conduct of the Company's business as a result of any act or omission, or any error of judgment, unless such loss, liability, or damage results from such person's willful misconduct or gross negligence. Any such indemnification shall be paid only from the assets of the Company, and no Manager, employee, or third party shall have recourse against the Member for such indemnification.

5.6    Management Fees and Reimbursements. The Board of Managers shall be entitled to such compensation for managing the operations of the Company as the Board of Managers and the Member shall agree. The Board of Managers shall be entitled to reimbursement by the Company for reasonable out-of-pocket expenses incurred on behalf of the Company.

5.7    Removal. A Manager may be removed at any time, with or without cause, by mutual agreement of Member or, with cause, without the consent of the Board of Managers.

5.8    Resignation. Any Manager may resign at any time by giving written notice of resignation to the Member and the other Managers. Unless otherwise specified in the notice, the resignation shall take effect upon receipt by the Member and the other Managers and an acceptance of the resignation by such parties shall not be necessary to make it effective.

5.9    Duties. The Board of Managers shall carry out its duties in good faith, in a manner it believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs its duties shall not have any liability by reason of being or having been a Manager. The Board of Managers shall devote such time to the business of the Company as the Member deems necessary for the efficient carrying on of the Company's business.

5.10    Insurance. The Company shall maintain for the protection of the Company and its Member such insurance as the Board of Managers, in their sole discretion, deem necessary for the operations being conducted.

ARTICLE VI
MEMBER

6.1    Sole Member: Admission of Additional Members. The Member is the sole member of the Company. Except as provided in Section 6.5, a person may be admitted as an additional member of the Company only with the written consent of the Member.

6.2    Participation. Except as set forth in this Agreement, the Member, in its capacity as a member of the Company, shall take no part in the control, management, direction, or operation of the affairs of the Company. The Member, in its capacity as a member of the Company, shall have no power to bind the Company.

6.3    Liability. The Member shall have no liability under a judgment, decree, or order of a court, or in any other manner, for any debt, obligation, or liability of the Company.

6.4    Meetings. Meetings of the Member shall not be required for any purpose. All actions of the Member may be evidenced by a written consent describing the action taken, signed by the Member. Any action evidenced by such a written consent is effective on the date the consent is signed by the Member, unless the consent specifies a different effective date.

6.5    Conflicts of Interest. The Member and Board of Managers shall be entitled to engage in other activities and businesses, including, without limitation, activities and businesses competitive with the activities and business of the Company. Neither the Member nor the Board of Managers shall be required to give the Company the opportunity to participate in, or benefit from, any such activities or businesses. Neither the Member nor Board of Managers shall be deemed to violate any duty or obligation to the Company merely because the Member's or the Board of Managers' conduct furthers the Member's or Board of Managers' own interest. The Member or Board of Managers may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company, and has the same rights and obligations with respect to any such matters as those of a person who is not a member of the Company.

6.6    Transfer of Interest. Subject to the terms of Section 9.1, notwithstanding any other provision in this Agreement, no consent of the Member shall be required to permit (i) the Member to pledge its sole membership interest as security for a loan to such Member or any affiliate of such Member or (ii) a pledgee of the Member's membership interest in the Company to transfer such membership interest in connection with such pledgee's exercise of its rights and remedies with respect thereto, or to permit such pledgee or its assignee to be substituted for the Member under this Agreement in connection with such pledgee's exercise of such rights and remedies.

ARTICLE VII
ACCOUNTING AND REPORTING

7.1    Books. The Board of Managers shall maintain complete and accurate books of account at the registered office of the Company. The Company shall provide the Member with any information requested by the Member relating to the business of the Company.

7.2    Reports. The books of account shall be closed promptly after the end of each calendar year. As soon as practicable thereafter, the Board of Managers shall prepare a written report which shall include a statement of receipts, expenditures, profits and losses for the year, and such additional statements with respect to the status of the Company's assets and the distribution of Company funds as are necessary to advise the Member properly about its investment in the Company.

ARTICLE VIII
DISSOLUTION AND TERMINATION

8.1    Final Accounting. In the event of the dissolution of the Company, a proper accounting shall be made as provided in Section 8.2 from the date of the last previous accounting to the date of dissolution.

8.2    Liquidation. Upon the dissolution of the Company, the Board of Managers, or if the Board of Managers are unable to act, a person selected by the Member, shall act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner. All proceeds from liquidation shall be distributed in the following order of priority: (i) to the payment of debts and liabilities of the Company and the expenses of liquidation (including loans made by the Member to the
Company); (ii) to the setting-up of such reserves as the liquidator may reasonably deem necessary for any contingent liabilities of the Company; and (iii) to the Member.

8.3    Distribution in Kind. The liquidator, in its absolute discretion, may distribute one or more of the Company's assets in kind to the person or entity entitled to receive the proceeds from such asset.

8.4    Articles of Dissolution. Upon the completion of the distribution of the
Company's assets as provided in this Article VIII, the Company shall be terminated, and the Person acting as liquidator shall file articles of dissolution and shall take such other actions as may be necessary to terminate the Company.

ARTICLE IX
COLORADO GAMING PROVISIONS

9.1    Colorado Gaming Provisions

(a)    The limited liability company shall not issue any voting securities or other voting interests except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. The issuance of any voting securities or other voting interests in violation thereof shall be void and such voting securities or other voting interests shall be deemed not to be issued and outstanding until (i) the limited liability company shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission, or (ii) the Colorado Limited Gaming Control Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.

(b)    No voting securities or other voting interests issued by the limited liability company and no interest, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. Any transfer in violation thereof shall be void until (i) the limited liability shall cease to be subject to the jurisdiction of the Colorado Limited Gaming  Control Commission, or (ii) the Colorado Limited Gaming Control Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

(c)    If the Colorado Limited Gaming Control Commission at any time determines that a holder of voting securities or other voting interests is unsuitable to hold such securities or other voting interests, then the issuer of such voting securities or other voting interests may, within sixty (60) days after the finding of unsuitability, purchase such voting securities or other voting interests of such unsuitable person at the lesser of (i) the cash equivalent of such person's investment in the limited liability company, or (ii) the current market price as of the date of the finding of unsuitability unless such voting securities or other voting interests are transferred to a suitable person (as determined by the Commission) within sixty (60) days after the finding of unsuitability. Until such voting securities or other voting interests are owned by persons found by the Commission to be suitable to own them, (x) the limited liability company shall not be required or permitted to pay any dividend or interest with regard to the voting securities or other voting interests, (y) the holder of such voting securities or other voting interests shall not be entitled to vote on any matter as the holder of the voting securities or other voting interests, and such voting securities or other voting interests shall not for any purposes be included in the voting securities or other voting interests of the limited liability company entitled to vote, and (z) the limited liability company shall not pay any remuneration in any form to the holder of the voting securities or other voting interests except in exchange for such voting securities or other voting interests as provided in this paragraph.

ARTICLE X
GENERAL PROVISIONS

10.1     Amendment. This Agreement may not be amended except by a written instrument signed by the Member.

10.2    Entire Agreement. The Agreement embodies the entire understanding of the Member concerning the Company.

10.3     Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

10.4    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Member and the Board of Managers, and no other person is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

10.5     Notices.

(a) All notices required or permitted by this Agreement shall be in writing and shall be hand delivered, sent by registered or certified mail, postage prepaid, or by facsimile (and confirmed in writing delivered or sent by one of the other methods described herein), and shall be effective when delivered or, if mailed, on the date set forth on the receipt of registered or certified mail, or on the fifth day after mailing, whichever is earlier, or, if by facsimile, on the first business day after receipt of such facsimile.

(b)    In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

This Agreement has been executed to be effective as of the Effective Date.

MEMBER:

AFFINITY GAMING, LLC
a Nevada limited liability company

By:    ______________________
Name:    ______________________
Title:    ______________________

Schedule 2.1

Initial Capital Contribution

Affinity Gaming, LLC     $100